Exhibit 10.4

MODINE MANUFACTURING COMPANY

PERFORMANCE STOCK AWARD

AWARD AGREEMENT

We are pleased to inform you that you have been granted an opportunity to earn a Performance Stock Award of Modine Manufacturing Company (the “Company”), subject to the terms and conditions of the Modine Manufacturing Company 2020 Incentive Compensation Plan (the “Plan”) and of this Award Agreement. Unless otherwise defined herein, all terms used in this Award Agreement shall have the same meanings as set forth in the Plan.

Full name of Grantee:	Jeremy Patten
Date of Award:	###GRANT_DATE###
Target number of Common Stock:	###TARGET_GRANTED_QUANTITY###
Performance Period:	April 1, 2025 to March 31, 2028

1. Performance Stock Award. Pursuant to the Plan, you are hereby granted a Performance Stock Award, subject to the terms and conditions of this Award Agreement and the Plan. The number of shares of Common Stock to be issued hereunder if the Target Performance Goals are achieved is set forth above.

2. Terms of Performance Stock Award and Performance Goals. You have been granted an opportunity to earn shares of Common Stock under this Performance Stock Award. The actual number of shares of Common Stock earned by you will be determined as described below, based upon the actual results for the Performance Period set forth above compared to the Performance Goals set forth below, provided that you remain an employee of the Company or a Subsidiary for the entire Performance Period (subject to the provisions below regarding death, Disability or retirement) and the achievement of the Performance Goals is greater than the Threshold amount specified below (the “Conditions”). If either of these Conditions is not satisfied, then except as otherwise provided in this Award Agreement and the Plan, no Common Stock shall be earned.

The Performance Goals for this Performance Stock Award are:

●	Cash Flow Return on Invested Capital (“Cash Flow ROI”) (50% weight)
●	Average Annual Adjusted EBITDA Growth (50% weight)

The Threshold Performance Goals are the minimum Performance Goals that must be achieved by the Company during the Performance Period for you to earn any Common Stock under this Performance Stock Award. The Maximum Performance Goals are the minimum Performance Goals that must be achieved by the Company during the Performance Period for you to earn the “Maximum” number of shares of Common Stock earned under this Performance Stock Award.

	Performance Goal: Cash Flow ROI (50% weight)	Performance Goal: Average Annual Adjusted EBITDA Growth (50% weight)	Performance Stock Award Earned Based on Achievement of Performance Goals
Threshold:	8.0%	4.0%	25% of Target amount of Performance Stock
Target:	12.0%	13.0%	100% of Target amount of Performance Stock
Maximum:	17.0%	22.0%	250% of Target amount of Performance Stock

Definitions

●	“Cash Flow ROI” or “Cash Flow Return on Invested Capital” means the sum of Adjusted Free Cash Flow plus Cash Interest, all divided by Average Capital Employed.
o	Adjusted Free Cash Flow equals “Net cash provided by operating activities”, less “Expenditures for property, plant and equipment” (both as reported externally for the Company’s audited financial statements), plus or minus Permitted Adjustments (defined below) approved by the Committee and Cash Interest equals cash paid for interest expense related to outstanding debt.
o	Average Capital Employed for each fiscal year equals total debt plus shareholders’ equity averaged over five points (i.e., the last day of each fiscal quarter and prior fiscal year-end); and where shareholder’s equity excludes shareholder equity attributable to noncontrolling interests.
●	“Average Annual Adjusted EBITDA Growth” means the simple three-year arithmetic average of the Company’s Adjusted EBITDA Growth during the Performance Period, as reported externally for the Company’s audited financial statements. Adjusted EBITDA Growth equals current-year Adjusted EBITDA minus prior-year Adjusted EBITDA, with that total divided by prior-year Adjusted EBITDA. Adjusted EBITDA equals “Operating Income” plus “Depreciation and Amortization Expenses”, both as reported externally for the Company’s audited financial statements, plus or minus Permitted Adjustments (defined below) approved by the Committee.

Permitted Adjustments:

o	Restructuring Charges
◾	Fees and expenses for restructuring consultants or financial advisors
◾	Employee severance, outplacement and related benefits
◾	Employee insurance and benefits continuation
◾	Contractual salary continuation for terminated employees
◾	Equipment transfers and facility preparation
◾	Environmental services (e.g., plant clean-up prior to sale)
o	Acquisition and Divestiture Charges
◾	Fees and expenses for transaction advisors (i.e., financial advisors, consultants, lawyers and accountants)

◾	Integration expenses
◾	Other incremental costs and charges that are non-recurring and directly related to the transaction
o	Other
◾	Fees and expenses for strategy advisory services associated with a specific transaction or unique project
◾	Unusual, non-recurring or extraordinary cash and non-cash charges or income
o	Adoption of New Accounting Standards
◾	The impact of the adoption of new U.S. GAAP accounting standards and significant changes in the Company’s accounting methods.
o	Acquisitions & Divestitures and Foreign Exchange Rates
◾	In addition, the Committee has discretion to take into consideration the impact a significant acquisition or divestiture, or significant fluctuations in foreign exchange rates, may have on Cash Flow ROI or EBITDA Growth and apply appropriate treatment.

If actual Cash Flow ROI or EBITDA Growth for the Performance Period is between Threshold and Target and/or between Target and Maximum, the number of shares of Common Stock earned shall be determined on a linear basis.

In the event that the Company’s actual Cash Flow ROI or EBITDA Growth does not meet the Threshold for the Performance Period, no Common Stock shall be earned relative to such metric under this Performance Stock Award.

In the event that the Company’s actual Cash Flow ROI or EBITDA Growth exceeds the Maximum for the Performance Period, only the Maximum percentage of the Target number of shares of Common Stock set forth above shall be earned relative to such metric.

3. Delivery of Shares of Common Stock. Performance Stock earned shall be paid in shares of Common Stock delivered to you after the end of the Performance Period as soon as administratively practicable after the Committee has approved and certified the number of shares of Performance Stock that have been earned hereunder or, in the event of vesting covered under Paragraph 4 below, within thirty (30) days of the date of your termination of employment.

4. Change in Control. The vesting of the Award in the event of a Change in Control is governed by Section 11.02 of the Plan. Notwithstanding anything in this Agreement to the contrary, upon a Change in Control, all outstanding Performance Stock shall be deemed to have satisfied the Target Performance Goals and shall vest pro-rata based upon the period worked during the Performance Period as of the date of an involuntary termination of your employment with the Company or a Subsidiary by the Company without Cause or by you for Good Reason within one (1) year following a Change in Control. “Good Reason” means a material diminution in your base salary; material diminution in your annual target bonus opportunity; material diminution in your authority, duties or responsibilities; material diminution in authority, duties or responsibilities of the supervisor to whom you report; material diminution in the budget over which you retain authority; or material change in the geographic location at which you must perform services. In addition, for purposes of this Award Agreement, in the event of a disposition of all or substantially all of the assets of the Performance Technologies Segment by the Company that does not qualify as a “Change in Control” for purposes of the Plan, such disposition shall be treated as a Change in Control for purposes of this Award Agreement.

Notwithstanding the foregoing, in the event of such a disposition, “Good Reason” shall be limited to: a material diminution in your base salary; material diminution in your annual target bonus opportunity; or material change in the geographic location at which you must perform services.

5. Death or Disability. Notwithstanding anything in this Agreement to the contrary, upon your termination of employment due to death or Disability (as defined herein), a prorated portion (based on the period working during the Performance Period) of the Performance Stock granted to you hereunder shall vest based on the Company’s actual achievement of the Performance Goals at the end of the Performance Period as certified by the Committee, and shares will be delivered to you after the Committee has approved and certified the number of shares of Performance Stock that have been earned hereunder. For purposes of this Award Agreement, “Disability” shall mean “permanent and total disability” as defined in Section 22 (e)(3) of the Internal Revenue Code.

6. Forfeiture. Other than as described above in Paragraph 4 regarding a Change in Control or Paragraph 5 regarding death or Disability, upon your termination of employment with the Company or a Subsidiary for any reason during the Performance Period, you will forfeit all Performance Stock covered by this Agreement.

7. Shareholder Status. While this Performance Stock Award is outstanding and until Common Stock is issued hereunder, you shall not have any rights as a shareholder of the Company, including the right to vote and the right to receive dividends on any Common Stock potentially earned under this Performance Stock Award.

8. Transfer. This Performance Stock Award shall be nontransferable. Notwithstanding the foregoing, you shall have the right to transfer the Performance Stock Award or Common Stock otherwise issued hereunder upon your death, either by the terms of your will or under the laws of descent and distribution. This provision shall not prevent you from transferring any shares of Common Stock issued hereunder after the end of the Performance Period.

9. No Obligation of Employment. This Performance Stock Award shall not impose any obligation on the Company to continue your employment with the Company or any Subsidiary.

10. Controlling Provisions; Plan Controls. In the event of a conflict between the terms of this Award Agreement and any employment agreement or change in control agreement between you and the Company, this Award Agreement shall control. This Performance Stock Award is qualified in its entirety by reference to the terms and conditions of the Plan under which it is granted, a copy of which you may request from the Company. The Plan empowers the Committee to make interpretations, rules and regulations thereunder and, in general, provides that the determinations of such Committee with respect to the Plan shall be binding upon you. The Plan is incorporated herein by reference.

11. Forfeiture Under Recoupment Policy. The Company shall have the power and the right to require you to forfeit and return the shares of Common Stock issued hereunder or any proceeds therefrom consistent with any recoupment policy maintained by the Company under applicable law, as such policy is amended from time to time.

12. Personal Information. Solium Capital LLC and Equiniti Trust Company assist the Company in the operation of the Plan and the administration of the Performance Stock Award granted pursuant to this Award Agreement.  If you choose to participate in the Plan, you acknowledge and consent to the

Company sharing your name, email, and information regarding the grant of the Performance Stock Award under this Award Agreement with both Solium Capital LLC and Equiniti Trust Company.

13. Use of Words. The use of words of the masculine gender in this Award Agreement is intended to include, wherever appropriate, the feminine or neuter gender and vice versa.

14. Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company.

15. Taxes. The Company may require payment of or withhold any tax which it believes is required as a result of the Award and/or the issuance of Common Stock resulting from this Award, and the Company may defer making delivery with respect to shares issuable hereunder until arrangements satisfactory to the Company have been made with respect to such tax withholding obligations.

16. Committee Discretion. Notwithstanding anything in this Agreement, the Committee retains the discretion to make negative adjustments to the final determination of the achievement of any Performance Goals.

17. No Legal or Tax Advice. Notwithstanding anything stated in this Award Agreement, the Company is not providing any legal or tax advice related to this Performance Stock Award or any Common Stock issued hereunder. Nothing stated in this Award Agreement is intended to cover any legal or tax situation. You are encouraged to consult your own legal and/or tax advisors to address any questions or concerns you may have regarding this Award Agreement or any Common Stock issued hereunder.

18. Controlling Law. The law of the State of Wisconsin, except its law with respect to choice of law, shall be controlling in all matters relating to this Agreement.

By your electronic agreement and the signature of the Company’s representative below, you and the Company agree that this Performance Stock Award awarded to you under this Award Agreement is subject to the terms and conditions of the Plan, a copy of which is available to you upon request. As provided in the Plan, you hereby agree to accept as binding any decision of the Committee with respect to the interpretation of this Award Agreement, or any other matters associated therewith.

IN WITNESS WHEREOF, the Company has caused this Award Agreement to be executed as of ###GRANT_DATE###.

MODINE MANUFACTURING COMPANY

By:	/s/ Neil D. Brinker
Neil D. Brinker
President and CEO